CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PRESIDENTIAL REALTY CORPORATION

Presidential Realty Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said Presidential Realty Corporation, at a meeting held on August 19, 1986, duly adopted a resolution setting forth the proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment advisable and directing that the same be submitted to the stockholders of said corporation for approval. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the corporation amend its Certificate of Incorporation to include a new Article TWELFTH, as set forth below:

“TWELFTH:   A   director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability which would otherwise exist under applicable law (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of, or adoption of any provision of this Certificate of Incorporation inconsistent with, this Article TWELFTH by the stockholders of the Company or in any other manner as may be permitted by law shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal, modification or adoption.”; and

FURTHER RESOLVED, that the Board of Directors hereby declare the proposed amendment to the Certificate of Incorporation advisable and hereby directs that the proposed amendment be submitted to stockholders of the Company at the next Annual Meeting of Stockholders for approval.

SECOND:   That thereafter pursuant to the aforesaid resolution of its Board of Directors, said resolution was submitted to the stockholders of said corporation for their approval at the Annual Meeting of Stockholders of said corporation on May 28, 1987, and a majority of the outstanding stock entitled to vote thereon has been voted in favor of the amendment at said Annual Meeting.

THIRD:   That said amendment was duly adopted in accordance with the provisions of Section 242 of Title 8 of the Delaware Code.

FOURTH:   That the capital of said corporation will not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Presidential Realty Corporation has caused this certificate to be signed by Joseph Viertel, its President, and attested by Dorothy Feeney, its Secretary as of the 22nd day of June, 1987, whereby they affirm, under penalties of perjury, that this instrument is the act and deed of Presidential Realty Corporation and that the facts stated herein are true.

PRESIDENTIAL REALTY CORPORATION

ATTEST	By:	/s/ Joseph Viertel
Name: Joseph Viertel
/s/ Dorothy Feeney		Title : President
Name: Dorothy Feeney
Title: Secretary

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